                                                              EXHIBIT 12.1


             ENCOMPASS SERVICES CORPORATION AND SUBSIDIARIES


 COMPUTATION OF RATIOS OF EBITDA TO INTEREST EXPENSE, TOTAL DEBT TO EBITDA AND
                EARNINGS TO FIXED CHARGES, AS ADJUSTED(a)


              FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2001


             (in thousands, except ratios and interest rates)


                               (Unaudited)



Ratio of EBITDA to Interest Expense, as adjusted (a)
EBITDA (b)..........................................................  $236,495
Interest expense, net, as adjusted (c)..............................  $ 91,459
                                                                      --------
Ratio of EBITDA to interest expense, net, as adjusted...............      2.59
                                                                      ========
Ratio of Total Debt to EBITDA
Total debt before discount as of September 30, 2001 (d).............  $891,001
EBITDA (b)..........................................................  $236,495
                                                                      --------
Ratio of Total Debt to EBITDA.......................................      3.77
                                                                      ========
Ratio of Earnings to Fixed Charges, as adjusted (a)
Earnings available for fixed charges:
 Income from continuing operations before income tax provision, as reported..........................................................  $ 76,928
 Pro forma annualized interest expense adjustment (c)...............    (4,962)
                                                                      --------
 Income from continuing operations before income tax provision, as
  adjusted..........................................................    71,966
 Fixed charges......................................................   107,804
                                                                      --------
 Total earnings available for fixed charges.........................  $179,770
                                                                      ========
Fixed charges:
 Interest expense, net, as adjusted (c).............................  $ 92,503
 Interest portion of rent expense (e)...............................    15,301
                                                                      --------
 Total fixed charges................................................  $107,804
                                                                      ========
Ratio of earnings to fixed charges, as adjusted.....................      1.67
                                                                      ========

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(a)  Income from continuing operations before income tax provision and interest expense, as used in the calculations in this exhibit, have been adjusted on a pro forma basis to reflect the issuance of the original notes on October 1, 2000.


(b) EBITDA is income from operations plus depreciation and amortization, merger and related charges, costs to exit certain activities and related costs and restructuring and recapitalization charges.


(c) Interest expense, net, as adjusted, reflects the issuance of the original notes on a pro forma basis as of October 1, 2000, and is calculated as follows:



Paydown of borrowings under Revolving Credit Agreement
 with net proceeds from original notes....................  $(125,897)
Estimated average interest rate paid on borrowings on
 Revolving Credit Agreement for the period from October 1,
 2000 through June 28, 2001...............................       6.91%
Pro forma period as a proportion of the full year.........         75%
                                                            ---------
Estimated interest savings due to paydown on borrowings
 under Revolving Credit Agreement with net proceeds from
 original notes...........................................             $ (6,525)
Face amount of original notes.............................  $ 135,000
Coupon rate...............................................       10.5%
Pro forma period as a proportion of the full year.........         75%
                                                            ---------
Amount of coupon interest.................................  $  10,632
Pro forma amortization of original issue discount.........        381
Pro forma amortization of deferred debt issue costs.......        474
                                                            ---------
Total pro forma interest expense on original notes........               11,487
                                                                       --------
Pro forma interest expense adjustment.....................                4,962
Interest expense, as reported, for the twelve months ended
 September 30, 2001.......................................               87,541
                                                                       --------
Interest expense, as adjusted, for the twelve months ended
 September 30, 2001.......................................               92,503
Interest income, as reported, for the twelve months ended
 September 30, 2001.......................................                1,044
                                                                       --------
Interest expense, net, as adjusted, for the twelve months
 ended September 30, 2001.................................             $ 91,459
                                                                       ========

(d)  Total debt before original issue discount as of September 30, 2001 is calculated as follows:
Total debt, net of discount...............................             $883,660
Unamortized original issue discount.......................                7,341
                                                                       --------
Total debt, before discount...............................             $891,001
                                                                       ========


(e) Interest portion of rent expense is estimated at one-third of rent expense.